 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2006

TXP CORPORATION
(F/K/A YTXP Corporation)
(Exact name of registrant as specified in its charter)

Nevada	000-27795	88-0443110
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

1299 Commerce Drive, Richardson, TX 75081
(Address of principal executive offices) (zip code)

(214) 575-9300
(Registrant's telephone number, including area code)

Copies to:
Gregory Sichenzia, Esq.
Eric A. Pinero, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 15, 2006, TXP Corporation (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with G3 Global Investments, Inc., a Texas corporation (“G3”), pursuant to which the Company purchased all of the SMT line production assets (the “Assets”) of G3. G3 is 100% owned and controlled by Mr. Michael C. Shores, the Company’s Chief Executive Officer.

Prior to entering into the Agreement, the Company leased the Assets from G3 for a monthly price of $15,000 under a certain Equipment Lease (the “Lease”) dated as of May 1, 2005 by and between G3 and Texas Prototypes, Inc., a wholly owned subsidiary of the Company. The Lease terminates on April 30, 2007. The Company assumed the Lease from its wholly owned subsidiary in April 2006.

In consideration for the sale of the Assets, the Company paid a purchase price of $300,000 to G3. In addition, G3 and the Company agreed to terminate the Lease pursuant to the terms of the Agreement.

The Company financed the purchase of the Assets by borrowing $300,000 from First Bank of Canyon Creek, which was evidenced by the issuance of a $300,000 promissory note by the Company on November 15, 2006. The two year note bears interest at 9.25% and requires monthly payments of approximately $14,000. Further, the Company’s repayment of the Note is secured by the Assets, in addition to all of the assets of the Company.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Exhibit Number	Description
10.1	Asset Purchase Agreement dated as of November 22, 2006 by and between TXP Corporation and G3 Global Investments, Inc.
10.2	Promissory Note dated as of November 15, 2006 by and between TXP Corporation and First Bank of Canyon Creek.
10.3	Equipment Lease dated May 1, 2005 by and between Texas Prototypes, Inc and G3 Global Investments, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TXP CORPORATION

Dated: November 22, 2006	By:	/s/ Michael Shores
Name: Michael Shores
Title: Chief Executive Officer